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                                                                      EXHIBIT 11

                BRUSH ENGINEERED MATERIALS INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS

                                                                  FIRST QUARTER ENDED
                                                              ---------------------------
                                                              MAR 28, 2003   MAR 29, 2002
                                                              ------------   ------------
Basic:
  Average shares outstanding................................   16,561,430     16,554,667
                                                              ===========    ===========
  Net loss..................................................  $(3,016,000)   $(3,834,000)
  Per share amount..........................................  $     (0.18)   $     (0.23)
                                                              ===========    ===========
Diluted:
  Average shares outstanding................................   16,561,430     16,554,667
  Dilutive stock options based on the treasury stock method
     using average market price.............................           --             --
                                                              -----------    -----------
       Totals...............................................   16,561,430     16,554,667
                                                              ===========    ===========
  Net loss..................................................  $(3,016,000)   $(3,834,000)
  Per share amount..........................................  $     (0.18)   $     (0.23)
                                                              ===========    ===========